Exhibit 99.1

Subject line: Organizational Update

Dear SolarEdge Team,

In recent weeks the leadership team and I have been working diligently to develop a detailed plan for 2025. The Annual Operating Plan (AOP) takes into account factors such as the latest market conditions, our time to market, and the ramp-up of our US manufacturing to support customers’ demand.

We strongly believe that the long-term opportunity for SolarEdge is immense. However, we must first address our challenges for 2025: Achieving the financial stability necessary to drive our turnaround, and executing our organizational goals to support our growth.

At this stage, we must reduce our operating expenses, even after the cost-cutting measures and reductions in force the Company has made over the past year. Unfortunately, our target cost structure requires a further reduction not only in spending but also in our headcount.

Workforce Adjustments

Regrettably, we will need to separate from approximately 400 valued employees.

The reductions will affect all departments across the company, both within our headquarters and in the regional teams. They will impact individuals who have made important contributions to SolarEdge over the years, and have brought expertise and depth to their respective fields. We know the significant impact these measures have on the employees who are impacted and their families. We are carefully considering each individual, and are committed to handling each and every case with fairness and respect.

We understand how difficult and painful this time is for the entire SolarEdge team, and I have no doubt that you will treat each other with the utmost compassion and will support your colleagues who have been impacted. Our goal is to support the transition of all these employees to new paths as much as possible. To those of you directly impacted, I want to express my deepest gratitude for your invaluable contributions to SolarEdge.

Additional cost-cutting measures

In addition to the headcount reductions, we plan to reduce our spend in order to reach our targets. The recent organizational changes we have announced should help us streamline our cost structure, and we are now carefully examining each department’s cost structure and limiting discretionary spend to align with our business needs. We will provide further details on this process in the coming weeks.

Looking Ahead

I can imagine that many of you are asking yourselves, how we have reached this point, and more importantly, how we can assure this will not happen again, after all we have been through in the past year.

I want to clarify, these measures are absolutely essential, in order to ensure that SolarEdge emerges stronger, more resilient, and positioned for success. Moreover - I want to clarify that we have already made – and will continue making – significant progress towards our goal of regaining financial stability and positioning us for profitable growth.

In late December, SolarEdge signed safe harbor agreements with Sunrun, as well as with one of the largest financiers of residential solar installations in the United States. Under these agreements, we will provide inverters, Power Optimizers, and batteries manufactured at our U.S. facilities. These agreements are expected to enable our installation and financing partners to qualify for domestic content bonus tax credits, and we believe they also provide us with greater visibility and certainty regarding the 2025 outlook.

Also in late December, we closed our second transaction for the sale of §45X tax credits, eligible for the 11c/w advanced manufacturing production credit. This transaction enhances our cash position and strengthens our balance sheet.

We believe these are significant milestones in our path to regain financial stability, better enabling us to achieve our organizational objectives this year and driving our return to profitable growth.

Next Steps

In the upcoming weeks, we will be presenting our corporate objectives for 2025, detailing how we plan to achieve these targets and measure our progress and success. Our commitment goes beyond financial stability. We are determined to regain market share, drive best-in-class operations, and deliver the best experience to our customers through innovative hardware, software, and services, while we continue to focus on our team's growth and development. We are pushing ahead with a bias towards action and quick decision making, in order to keep driving innovation and maintain our technological competitive advantages.  We will share our plans, so you understand how your efforts drive our growth, and set personal goals to ensure effective execution.

My door, as well as those of other members of the management, is open, and we invite you to approach us on any issue. Thank you for your continued dedication, hard work, and partnership during this critical time.

Sincerely,

Shuki Nir

CEO